EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

     CATO REPORTS 1Q EPS 16%

Provides 2Q and Updates 2016 Full Year Guidance

Charlotte, NC (May 19, 2016) – The Cato Corporation (NYSE: CATO) today reported net income of $35.9 million or $1.29 per diluted share for the first quarter ended April 30, 2016, compared to net income of $31.1 million or $1.11 per diluted share for the first quarter ended May 2, 2015. Net income increased 15% and earnings per diluted share increased 16% for the quarter. Sales for the first quarter were $285.5 million, or an increase of 1% from sales of $281.6 million for the first quarter ended May 2, 2015. The Company’s same-store sales for the quarter were flat to last year.

“Although same-store sales for the first quarter were flat, our earnings per diluted share increased over last year primarily due to higher gross margins, change in recognition of unredeemed gift cards and favorable adjustments to the effective tax rate as a result of tax initiatives,” stated John Cato, Chairman, President, and Chief Executive Officer. “Our expectations for the second quarter remain unchanged from what was included in the original guidance for the full year and reflect same store sales in the range of down 2% to flat and earnings per diluted share in the range of $.50 to $.53 versus $.56 last year. After adjusting our original 2016 guidance for first quarter actual results, our estimate of earnings per diluted share for the full year is now a range of $2.25 to $2.38 versus $2.39 last year.”

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	5
(704)554-8510

Gross margin increased 30 basis points to 42.6% of sales primarily due to higher merchandise margin in the quarter. SG&A expenses as a percent of sales increased 50 basis points to 24.9% during the quarter primarily due to increased store expenses. The effective tax rate decreased 670 basis points to 28.5% versus the prior year at 35.2% due to favorable adjustments to the effective taxrate as a result of tax initiatives.  The Company ended the quarter with cash and short-terminvestments of $298.4 million.

During the first quarter, the Company opened one store, relocated two stores and closed one store. As of April 30, 2016, the Company operated 1,372 stores in 33 states, compared to 1,352 stores in 32 states as of May 2, 2015.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day. Select Versona merchandise can also be found at www.shopversona.com. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510	6

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED APRIL 30, 2016 AND MAY 2, 2015

(Dollars in thousands, except per share data)

		Quarter Ended
	April 30,	%	May 2,	%
	2016	Sales	2015	Sales
REVENUES
Retail sales	$285,497	100.0%	$281,575	100.0%
Other revenue (principally
finance,
late fees and layaway charges)	2,476	0.9%	2,324	0.8%
Total revenues	287,973	100.9%	283,899	100.8%
GROSS MARGIN (Memo)	121,524	42.6%	119,055	42.3%
COSTS AND EXPENSES, NET
Cost of goods sold	163,973	57.4%	162,520	57.7%
Selling, general and
administrative	71,071	24.9%	68,584	24.4%
Depreciation	5,676	2.0%	5,374	1.9%
Interest and other income	(2,928)	-1.0%	(568)	-0.2%
Cost and expenses, net	237,792	83.3%	235,910	83.8%

Income Before Income Taxes	50,181	17.6%	47,989	17.0%
Income Tax Expense	14,307	5.0%	16,906	6.0%
Net Income	$35,874	12.6%	$31,083	11.0%

Basic Earnings Per Share	$1.29		$1.11
Diluted Earnings Per Share	$1.29		$1.11

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	7
(704)554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 30,	May 2,	January 30,
	2016	2015	2016
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$55,988	$94,294	$67,057
Short-term investments	242,372	177,471	215,495
Restricted cash	4,476	4,474	4,472
Accounts receivable - net	37,421	38,316	36,610
Merchandise inventories	134,166	133,862	141,101
Other current assets	6,704	17,876	7,317
Total Current Assets	481,127	466,293	472,052
Property and equipment – net	135,289	133,480	138,303
Noncurrent Deferred Income Taxes	10,187	4,567	10,280
Other assets	22,201	17,894	21,709
TOTAL	$648,804	$622,234	$642,344

Current Liabilities:	$178,076	$185,069	$193,064
Noncurrent Liabilities	36,558	34,177	36,615
Stockholders' Equity	434,170	402,988	412,665
TOTAL	$648,804	$622,234	$642,344

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	8
(704)554-8510